                                                                      EXHIBIT 99


First State Bank in the future. Credit transactions with these parties are subject to review by First State Bank's Board of Directors. All outstanding loans and extensions of credit by First State Bank to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1996, the aggregate balance of First State Bank's loans and advances under existing lines of credit to these parties was approximately $1.9 million, or 0.78% of First State Bank's total loans. All payments of principal and interest on these loans are current. These loans represented 9.24% of the Company's equity as of December 31, 1996.

  Legal Services. Mr. DeLayo was a director of First State Bank from 1988 through January 1992, was a director of the Santa Fe Bank from March 1993 to June 1994 and was appointed as a director of the Company in November 1993. Mr. DeLayo acts as general counsel to the Company and First State Bank. Mr. DeLayo and his firm, Leonard J. DeLayo, P.C., are involved in representing the Company in numerous collection matters. The Company paid Mr. DeLayo's firm approximately $146,000, $187,000 and $161,000 for its services in 1996, 1995 and 1994.

  Santa Fe Branch Location. The Downtown Santa Fe location was constructed on land owned by Herman Wisenteiner, a Director of the Company. The Company is leasing the site from Mr. Wisenteiner for an initial term of 15 years (beginning December 1995) at an initial rate of $60,000 per year. In the opinion of management, the lease is on terms similar to other third-party commercial transactions in the ordinary course of business.

                         DESCRIPTION OF THE DEBENTURES

  The Debentures are to be issued under an Indenture, dated as of      , 1997
(the "Indenture"), between the Company and Colorado National Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

GENERAL

  The Debentures will be unsecured subordinated obligations of the Company, will be limited to an aggregate principal amount of $13,800,000 (including $1,800,000 subject to the Underwriters' over-allotment option) and will mature
on      . The Debentures will bear interest at the rate per annum shown on the
front cover of this Prospectus from      , 1997 or from the most recent
Interest Payment Date on which interest has been paid or provided for, payable
semi-annually on       and       of each year, commencing      , 1997, to the
Person in whose name such Debenture (or any predecessor Debenture) is registered at the close of business on the Regular Record Date for such
interest payment, which shall be the       or       (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date. (Sections 301 and 307) Principal of and premium, if any, and interest on the Debentures will be payable, and the transfer of Debentures will be registrable, and the Debentures may be presented for exchange or conversion at the offices of the
Trustee in the City of    , or at such other office designated by the Company.
(Sections 301, 305 and 1002)

  The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. (Section
302) No service charge will be made for any registration of transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  Because the Company is a holding company, its rights and the rights of its creditors, including the Holders of the Debentures, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors (including, in the case of the Bank, its depositors), except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. See also "The Company" and "Regulation and Supervision."

  The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring.

  A holder of 25% or more of the outstanding Common Stock (5% or more if such holder otherwise exercises a "controlling influence" over the Company) may be subject to regulation as a "bank holding company" in accordance with the BHCA. In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the FRB under the BHCA to acquire or retain 5% or more of the outstanding Common Stock and (ii) any person other than a bank holding company may be required to obtain the approval of the FRB under the Change in Bank Control Act to acquire or retain 10% or more of the outstanding Common Stock. For purposes of the BHCA, Holders of the Debentures may be deemed to be holders of the underlying shares of Common Stock.

SUBORDINATION OF DEBENTURES

  The payment of the principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture). In certain events of insolvency, the payment of the principal of and premium and interest on the Debentures will, to the extent set forth in the Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium or interest on the Debentures. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the Debentures (as defined in the Indenture, "Excess Proceeds") and if, at such time, any Entitled Persons in respect of Other Financial Obligations have not received payment in full in respect of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds first shall be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Debentures. In the event of the acceleration of the maturity of the Debentures, the holders of all Senior Indebtedness first will be entitled to receive payment in full of all amounts due thereon before the Holders of the Debentures will be entitled to receive any payment upon the principal of or premium or interest on the Debentures. No payments on account of principal of or interest on the Debentures or on account of the purchase or acquisition of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness or if any judicial proceeding shall be pending with respect to any such default. (Article Twelve)

  By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Debentures may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Debentures.

  The Company's obligations under the Debentures shall rank pari passu in right of payment with each other.

  The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Debentures, but subordinate to other obligations of the Company, including obligations of the Company in respect of Other Financial Obligations.

CONVERSION RIGHTS

  The Debentures will be convertible, at the option of the Holder, into Common Stock of the Company at any time prior to the maturity date (subject to prior redemption by the Company on not less than 30 days' notice and not more than 60 days' notice), initially at the conversion price stated on the cover page hereof. The right to convert Debentures called for redemption will terminate at the close of business on the Redemption Date and will be lost if not exercised prior to that time. (Section 1301) For information as to notices of redemption, see "Optional Redemption" below.

  The conversion price will be subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in aggregate amount that, together with
(A) other all-cash distributions made within the preceding 12 months and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a Subsidiary for the Company's Common Stock concluded within the preceding 12 months, exceeds 12.5% of the Company's market capitalization (being the product of the current market price (as defined) of the Common Stock times the number of shares of Common Stock then outstanding) on the date fixed for determination of stockholders entitled to receive such distribution and (vi) the successful completion of a tender offer made by the Company or any Subsidiary for the Company's Common Stock which involves an aggregate consideration that, together with (A) any cash and other consideration payable in respect of any tender offer by the Company or a Subsidiary for the Company's Common Stock expiring within the 12 months preceding the expiration of such tender offer and (B) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock within the 12 months preceding the expiration of such tender offer, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. Generally no adjustments to the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. (Section 1304)

  In the event that the Company shall distribute rights or warrants (other than those referred to in (ii) in the preceding paragraph) pro rata to holders of Common Stock, the Holder of any Debenture surrendered for conversion will be entitled to receive upon such conversion in addition to the shares of Common Stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Debenture was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. (Section
1304)

  In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. (Section 1304) In case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each Debenture then outstanding would, without the consent of any Holders of Debentures, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). (Section 1311)

  Fractional shares of Common Stock are not to be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Common Stock. (Section 1303) Debentures surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Debentures called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. In the case of any Debenture which has been converted after any Regular Record Date but on or before the next Interest Payment Date (except Debentures called for redemption on a Redemption Date within such period), interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Debenture on such Regular Record Date. Except as described above, no interest on converted Debentures will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion. (Sections 307 and 1302)

  If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for Federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to Holders of Debentures. Holders of Debentures could, therefore, have taxable income as a result of an event pursuant to which they received no cash or property that could be used to pay the related income tax.

OPTIONAL REDEMPTION

  The Debentures are to be redeemable at the election of the Company, in whole or in part, from time to time, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at his address
appearing in the Security Register, on any date on or after      , 2001, and
prior to maturity at the following Redemption Prices (expressed as percentages of principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date): If redeemed during the 12-month period beginning      ,

                   REDEMPTION                             REDEMPTION
            ---------------------------            ---------------------------
            YEAR                PRICE              YEAR                PRICE
            -----               ------             -----               ------


and thereafter at 100% of principal amount. (Sections 203, 1101, 1105, and
1107)

  Notwithstanding the foregoing, the Debentures may be redeemed at the option
of the Company, in whole or in part, at any time before      , 2001, without
any premium if the closing sale price of the Common Stock for at least 30 consecutive trading days equals or exceeds 140% of the conversion price then in effect.

  No sinking fund is provided for the Debentures.

EVENTS OF DEFAULT AND DEFAULTS

  The Indenture defines an Event of Default with respect to the Debentures as being certain events involving the bankruptcy, insolvency or reorganization of the Company. (Section 501) If any Event of Default with respect to the Debentures at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures may declare the principal amount of the Debentures to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any), or interest on the Debentures and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Debentures on behalf of the Holders of all Debentures. (Sections 502 and 513)

  The Indenture does not provide for any right of acceleration of the payment of principal of the Debentures upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Debentures or in the Indenture. The Indenture defines a Default with respect to the Debentures as any one of the following events: (A) an Event of Default; (B) default for 30 days in payment of interest on any Debenture; (C) default in payment of principal of (or premium, if any), on any Debenture at Maturity;
(D) failure by the Company for 60 days after due notice in performance or the breach of any covenant or warranty in the Indenture or any Debenture; and (E)
(i) failure by the Company or the Bank to pay indebtedness for money borrowed (including the Debentures) in an aggregate principal amount exceeding $500,000 at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount; (ii) acceleration of the maturity of any indebtedness of the Company or the Bank for borrowed money in excess of $500,000, if such failure to pay or acceleration results from a default under the instrument giving rise to, or securing, such indebtedness and is not annulled within 30 days after due notice, unless such default is contested in good faith by appropriate proceedings. In case a Default shall occur and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by appropriate judicial proceeding as the Trustee deems most effectual. (Section 503)

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Debentures at the time Outstanding, give to the Holders of the Outstanding Debentures notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of (or premium, if any), or interest on any Debenture, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Debentures; and, provided further, that such notice shall not be given until 60 days after the occurrence of a default with respect to the Debentures in the performance or breach of a covenant in the Indenture other than for the payment of the principal of (or premium, if any), or interest on any Debentures of such series. The term "default" with respect to the Debentures for the purpose only of the provision described in this paragraph means the happening of any of the Events of Default or Defaults. (Section 602)

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will not be under an obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Sections 601 and 603) The Indenture provides that the Holders of a majority in principal amount of Outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture and may take any other action deemed proper which is not inconsistent with such directions. (Section 512)

  The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1004)

MODIFICATION OF THE INDENTURE

  Modifications to and amendments of the Indenture may be made by the Company and the Trustee, only with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Debentures, by executing supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debentures, except that no such supplemental indenture may, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture; (b) reduce the principal amount of, or any premium or the rate of interest on, any Debenture; (c) change the place or currency of payment of principal of (or premium, if any) or interest on, any Debenture; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture; (e) reduce the percentage in principal amount of Debentures, the consent of the Holders of which is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain covenant defaults; (f) modify the provisions of the Indenture relating to modification and amendment of the Indenture; (g) adversely affect the right to convert Debentures or (h) modify the subordination provisions in a manner adverse to the Holders of Debentures. The Indenture provides, however, that each of the amendments and modifications listed in clauses (a) through (h) above may be made with the consent of the Holder of each Outstanding Debenture affected thereby. (Sections 901, 902 and
907)

  The Holders of 66 2/3% in aggregate principal amount of the Outstanding Debentures may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007) The Holders of a majority in aggregate principal amount of the Outstanding Debentures may waive any past default under the Indenture, except a default in the payment of principal, premium or interest. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of the Holders of any of the Debentures, may consolidate with or merge into any other Person or convey, transfer or lease its assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease the properties substantially as an entirety to the Company, provided that, (i) if applicable, the successor is a Person, organized under the laws of any domestic jurisdiction; (ii) the successor Person, if other than the Company, assumes the Company's obligations on the Debentures and under the Indenture; (iii) after giving effect to the transaction no Event of Default or Default, and no event which, after notice or lapse of time, would become an Event of Default or Default shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801) Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets substantially as an entirety to any Person, the successor Person shall succeed to, and be substituted for, the Company under the Indenture, and the Company, except in the case of a lease, shall be relieved of all obligations and covenants under the Indenture and the Debentures to the extent it was the predecessor Person.

OUTSTANDING DEBENTURES

  The Indenture provides that, in determining whether the Holders of the requisite principal amount of Outstanding Debentures have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture. Debentures owned by the Company or any of its Affiliates shall not be deemed to be Outstanding. (Section 101)

CONCERNING THE TRUSTEE

  In the ordinary course of business, the Company may maintain deposits with, and from time to time may borrow from, the Trustee.

REPORTS TO HOLDERS

  The Company intends to furnish to Holders of Debentures all quarterly and annual reports which it sends to holders of its Common Stock.

BOOK-ENTRY

  The Debentures will be issued in the form of the Global Debenture deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's partnership nominee. Owners of beneficial interests in the Debentures represented by the Global Debenture will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Debenture or the Indenture, with respect to the Global Debenture, and the Company and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Debenture.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Debentures represented by a Global Debenture.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the Commission.

  Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures, except in the event that the use of the book-entry system for the Debentures is discontinued.

  To facilitate subsequent transfers, all Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices with respect to the Debentures shall be sent to Cede & Co. If less than all of the Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such securities to be redeemed.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Debentures. Under its usual procedures, DTC mails an "Omnibus Proxy" to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, premium, if any, and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  A Beneficial Owner shall give notice to elect to have its Debentures purchased or tendered, through its Participant, to the Trustee, and shall effect delivery of such Debentures by causing the Direct Participant to transfer the Participant's interest in the Global Debenture representing such Debentures, on DTC's records, to the Trustee. The requirement for physical delivery of tender or a mandatory purchase will be deemed satisfied when the Debentures in connection with a demand for repayment, an optional ownership rights in the Global Debenture representing such Debentures are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Debentures to the Trustee's account.

  Except as provided herein, a Beneficial Owner in a Global Debenture will not be entitled to receive physical delivery of Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures.

  DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the Debentures will be printed and delivered. If the Company decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the Debentures will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. The term "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which (i) national banking associations in the State of Minnesota or (ii) banking institutions in Albuquerque, New Mexico are authorized or obligated by law or executive order to close.

  "Holder" means a Person in whose name a Debenture is registered in the Security Register.

  "Interest Payment Date" means the Stated Maturity of an instalment of interest on the Debentures.

  "Maturity," when used with respect to any Debenture, means the date on which the principal of such Debenture becomes due and payable as provided in such Debenture or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

  "Other Financial Obligations" means all obligations of the Company to make payments pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity options contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than
(A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Debentures. "Entitled Persons" means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

  "Outstanding," when used with respect to Debentures, means, as of the date of determination, all Debentures theretofore authenticated and delivered under the Indenture, except:

    (i) Debentures theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

    (ii) Debentures for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debentures; provided that, if such Debentures are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; and

    (iii) Debentures which have been paid pursuant to Section 306 of the Indenture or in exchange for or in lieu of which other Debentures have been authenticated and delivered pursuant to the Indenture, other than any such Debentures in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debentures are held by a bona fide purchaser in whose hands such Debentures are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Debentures have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, Debentures owned by the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debentures which the Trustee knows to be so owned shall be so disregarded. Debentures so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debentures and that the pledgee is not the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor.

  "Paying Agent" means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Debentures on behalf of the Company.

  "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Redemption Date," when used with respect to any Debenture to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

  "Regular Record Date" for the interest payable on any Interest Payment Date
means the     or    (whether or not a Business Day), as the case may be, next
preceding such Interest Payment Date.

  "Security Register" means the register provided by the Company pursuant to
Section 305 of the Indenture for the registration of Debentures and of transfers of Debentures.

  "Senior Indebtedness" is defined in the Indenture as (a) the principal of (and premium, if any), and interest on all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except (i) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Debentures and (ii) such indebtedness as is by its terms expressly stated to rank pari passu with the Debentures and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. (Section 101) The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets. (Section 101)

  "Stated Maturity," when used with respect to any Debenture or any instalment of interest thereon, means the date specified in such Debenture as the fixed date on which the principal of such Debenture or such instalment of interest is due and payable.

  "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. The term "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the Company's capital stock does not purport to be complete and is subject to the more detailed provisions of the Company's Articles and Bylaws and is qualified in its entirety by reference thereto.

  The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock, no par value, and 1,000,000 shares of preferred stock (the "Preferred Stock"). As of March 31, 1997, the Company had 2,227,332 shares of Common Stock issued and outstanding, and no shares of Preferred Stock were outstanding. At the Company's 1997 Annual Meeting of Shareholders the stockholders will be presented with a proposal to increase the number of authorized shares of Common Stock to 20,000,000.
OMMON STOCK

  Voting. The holders of Common Stock currently possess exclusive voting rights in the Company. Shares of Preferred Stock issued in the future may be granted voting rights at the discretion of the Board of Directors. On matters submitted to the stockholders of the Company, the holders of the Common Stock will be entitled to one vote for each share held. No shares have cumulative voting rights.

  Dividends. Holders of shares of Common Stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor. The ability of the Company to pay cash dividends is subject to the ability of First State Bank to pay dividends or make other distributions to the Company, which in turn is subject to limitations imposed by law and regulation. See "Regulation and Supervision."

  Liquidation Rights. In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding Preferred Stock, and will be distributed ratably, in cash or in kind, among the holders of Common Stock.

  Common Stock Purchase Rights. On October 25, 1996, the Board of Directors declared a dividend paid on December 18, 1996, of one right (a "Right") for each outstanding share of Common Stock of the Company held of record at the close of business on November 20, 1996 (the "Record Date"), or issued thereafter and before the Separation Time (as hereinafter defined) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights were issued pursuant to a Shareholder Protection Rights Agreement, dated as of October 25, 1996 (the "Rights Agreement"), between the Company and American Securities Transfer & Trust, Inc., as Rights Agent. Each Right entitles its registered holder to purchase from the Company, after the Separation Time, one share of Common Stock for $45 (the "Exercise Price"), subject to adjustment.

  The Rights will be evidenced by the Common Stock certificates until the close of business on the earlier of either (the "Separation Time"):

    (1) the tenth business day after any Person (as defined in the Rights Agreement) commences a tender or an exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person, as defined below (or a later date as the Board of Directors of the Company may fix by resolution adopted before the Separation Time that would otherwise have occurred); or

    (2) the tenth business day after the first date (the "Flip-in Date") of a public announcement by the Company or any Person that such Person has become an Acquiring Person, other than as a result of a Flip-over Transaction or Event, as defined below (or such earlier or later date, not beyond the thirtieth day after such acquisition, as the Board of Directors of the Company may fix by resolution adopted before the Flip-in Date that would otherwise have occurred);

provided, that if a tender or an exchange offer referred to in clause (1) is canceled, terminated or otherwise withdrawn before the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed never to have been made.

  For purposes of the Rights Agreement, an Acquiring Person is any Person having Beneficial Ownership (as defined in the Rights Agreement) of 10% or more of the outstanding shares of Common Stock, other than:

    (1) the Company, any wholly owned subsidiary of the Company or any employee stock ownership or other employee benefit plan of the Company;

    (2) any Person who becomes the Beneficial Owner of 10% or more of the outstanding Common Stock solely through the Company's acquisition of Common Stock, until the Person becomes the Beneficial Owner (other than through a dividend or stock split) of any additional shares of Common Stock;

    (3) any Person who becomes the Beneficial Owner of 10% or more of the outstanding Common Stock without any plan or intent to seek or affect control of the Company if the Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests, sufficient securities so that such 10% or greater of Beneficial Ownership ceases; or

    (4) any Person who Beneficially owns shares of Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by the Company in connection with an agreement to merge with, or acquire, the Company entered into before a Flip-in Date; (B) shares owned by the Person and its affiliates and associates at the time of such grant; (C) shares, amounting to less than 1% of the outstanding Common Stock, acquired by affiliates and associates of the Person after such grant; and (D) shares held by the Person in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity, that are beneficially owned by third persons who are not affiliates or associates of the Person or acting together with the Person to hold such shares, or which are held by the Person in respect of a debt previously contracted.

  The Rights Agreement provides that, until the Separation Time, the Rights will be transferred only with the Common Stock. Common Stock certificates issued after the Record Date but before the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall contain a legend incorporating by reference the terms of the Rights Agreement (as amended from time to time). Notwithstanding the absence of the legend, certificates evidencing shares of Common Stock outstanding at the Record Date shall also evidence one Right for each share of Common Stock evidenced thereby. Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock at the Separation Time.

  The Rights will be exercisable on the first Business Day (as defined in the Rights Agreement) following the Separation Time. The Rights will expire on the earliest of (1) the Exchange Time (as defined below); (2) the close of business on October 25, 2006; (3) the date on which the Rights are redeemed as described below; or (4) upon the merger of the Company into another corporation pursuant to an agreement entered into before the Flip-in Date (in any such case, the "Expiration Time").

  The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a Common Stock dividend on, or a division or a combination into a smaller number of shares of, Common Stock, or the issuance or distribution of any securities or assets in respect of, in lieu of, or in exchange for Common Stock.

  If before the Expiration Time a Flip-in Date occurs, the Company shall take any necessary action to ensure and provide that each Right (other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof or any transferee of any of the foregoing, which Rights shall become void) shall constitute the right to purchase from the Company, upon the exercise thereof in accordance with the Rights Agreement, that number of shares of Common Stock having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of an Acquiring Person's becoming such (the "Stock Acquisition Date") that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the Board of Directors of the Company may, at its option, at any time on and after a Flip-in Date and before an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) of the then-outstanding Rights (other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Exchange Ratio"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate, and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio.

  Before the Expiration Time, the Company may not enter into, consummate or permit to occur a transaction or series of transactions after a Flip-in Date (each, a "Flip-over Transaction or Event") in which, directly or indirectly:

    (1) the Company consolidates or merges or participates in a binding share exchange with any other Person if, at the time of the consolidation, merger or share exchange or when the Company enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person controls the Board of Directors of the Company and either (a) any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Common Stock or (b) the person with whom the transaction or series of transactions occurs is the Acquiring Person or an affiliate or associate of the Acquiring Person, or

    (2) the Company sells or otherwise transfers (or one or more of its subsidiaries sells or otherwise transfers) assets (a) aggregating more than 50% of the assets (measured by either book value or fair market value) or
  (b) generating more than 50% of the operating income or cash flow of the Company and its subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert, if, at the time of the sale or transfer of assets or when the Company (or any subsidiary) enters into an agreement with respect to the sale or transfer, the Acquiring Person controls the Board of Directors of the Company;

in each case until it has entered into a supplemental agreement with the Person engaging in the Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of the Flip-over Transaction or Event and the supplemental agreement, all obligations and duties of the Company pursuant to the Rights Agreement. An Acquiring Person shall be deemed to control the Company's Board of Directors when, following a Flip-in Date, the persons who were directors of the Company before the Flip-in Date cease to constitute a majority of the Company's Board of Directors. For purposes of the foregoing description, the term "Acquiring Person" shall include any Acquiring Person and its affiliates and associates counted together as a single Person.

  The Board of Directors of the Company may, at its option, at any time before the close of business on the Flip-in Date, redeem all (but not less than all) of the then-outstanding Rights at $0.01 per Right (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate, and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors of the Company.

  The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends.

  The Rights Agreement is designed to protect stockholders in the event of an unsolicited attempt to acquire the Company for an inadequate price and to protect against abusive practices that do not treat all stockholders equally, such as, among others, partial and two-tier tender offers, coercive offers and creeping stock accumulation programs. These practices can pressure stockholders into tendering their Common Stock before realizing the full value or total potential of the investments. The Rights Agreement is intended to make the cost of abusive practices prohibitive and create an incentive for a potential acquirer to negotiate in good faith with the Company's Board of Directors. The Rights Agreement is not intended to, and will not, prevent all unsolicited offers to acquire the Company. If an unsolicited offer is made, and the Board of Directors determines that it is fair and in the best interest of the Company and its stockholders, then, pursuant to the Rights Agreement, the Board of Directors has the authority to redeem the Rights and permit the offer to proceed. Essentially, the Rights Agreement will allow the Board of Directors to evaluate the fairness of any unsolicited offer and the credibility of the bidder, and will therefore enable the Board of Directors to represent the interests of all stockholders more effectively. Of course, in deciding whether to redeem the Rights in connection with any unsolicited offer, the Board of Directors will be bound by its fiduciary obligations to act in the best interests of the Company and its stockholders.

  Other Characteristics. The Common Stock is not entitled to any preemptive right to subscribe for or receive any shares of any class of stock of the Company (or any securities convertible into shares of stock of the Company) issued in the future.

PREFERRED STOCK

  In supplementary sections to the Articles, the Company may provide for one or more classes of Preferred Stock, which must be separately identified. The shares of any such class may be divided into and issued in series, with each series separately designated to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be stated in a supplementary section to the Company's Articles and may provide for, among other things, board representation, voting rights and dividend and liquidation preferences. All shares of the same class must be identical except as to certain relative rights and preferences specified in the Articles, as to which there may be variations between different series. The Preferred Stock could be deemed to have an antitakeover effect in that, if a hostile takeover situation should arise, shares of Preferred Stock could be issued to purchasers sympathetic with the Company's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

  The effects of the issuance of the Preferred Stock on the holders of Common Stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on the series of Preferred Stock; (ii) restrictions on dividends on Common Stock if dividends on the series of Preferred Stock are in arrears; (iii) dilution of the voting power of Common Stock if the series of Preferred Stock has voting rights, including a possible "veto" power if the series of Preferred Stock has class voting rights; (iv) dilution of the equity interest of holders of Common Stock if the series of Preferred Stock is convertible, and is converted, into Common Stock and (v) restrictions on the rights of holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Rights Agreement and certain provisions of the Company's Articles could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company.

  The following discussion is a summary of certain material provisions of the Company's Articles, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, which could have anti-takeover effects.

  Classified Board of Directors. Under the Articles, the Board of Directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of the Company's Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors, because at least two annual meetings of the stockholders would be required to change the control of the Board of Directors rather than one. In addition, the Articles provide for the affirmative vote of two-thirds of the outstanding Common Stock to remove directors without cause. The NMBCA currently provides for a simple majority vote to remove directors, with or without cause. This helps achieve the benefits of the classification since stockholders holding a simple majority of Common Stock could not remove without cause the two classes of directors not standing for election in a particular year.

  Advance Notice of Stockholder Proposals and Nominations. The Company's Articles establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before a meeting of stockholders of the Company (the "Stockholder Notice Procedure"). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company and that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the secretary of the Company of such stockholder's intention to bring such business before such meeting.

  Notice will be timely if the Secretary of the Company receives it not less than 35 nor more than 50 days before the meeting, unless the Company has given less than 45 days prior notice or public disclosure of the meeting, in which case the stockholder will have until the 10th day after the Company gave notice or made public disclosure of the meeting to give notice. In the case of nominations for directors, the Articles further require that the stockholder's notice set forth certain information concerning the stockholder and the nominee. In the case of proposed business, the stockholder's notice shall briefly describe the business and the reasons for considering it, state the stockholder's name and address, represent that the stockholder is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting, and state any material interest of the stockholder in the proposed business. The chairman of the meeting will have the power to receive a notice relating to a stockholder nomination or a proposal for business and will not accept nominations and proposals not made in accordance with these procedures. This provision requires notices in addition to those currently required by law to permit stockholders to make proposals at any meetings of stockholders.

  The advance notice requirements allow the Board of Directors to consider the qualifications of the proposed nominees for the reasons for the proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those qualifications or reasons. Although these provisions do not give the Board of Directors any power to approve or disapprove stockholder nominations for election of directors or proposals for other business, they may have the effect of precluding a contest for the election of directors or proposals for other business if the procedures set forth in the Articles are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to propose other business, without regard to whether this might be harmful or beneficial to the Company and its stockholders.

  Super-Majority Vote. The Articles require the affirmative vote of 66.6% of the outstanding shares of the Company entitled to vote on the merger, consolidation, sale, lease or exchange of all or substantially all of the assets of the Company if the offeror or any affiliate of the offeror owns of record, or owns beneficially, directly or indirectly, more than 10% of any class of equity security of the Company.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the Underwriters named below, for whom Keefe, Bruyette & Woods, Inc. is acting as representative (the "Representative"), and each Underwriter has severally agreed to purchase from the Company, the principal amount of Debentures set forth opposite its name below.

       UNDERWRITER
      OF DEBENTURES                                            PRINCIPAL AMOUNT
      -------------                                            ----------------
Keefe, Bruyette & Woods, Inc..................................      $
                                                                    -----
    Total.....................................................      $
                                                                    =====

  The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The Underwriters are obligated to take and pay for all of the Debentures offered hereby (other than those covered by the over-allotment option described below) if any are taken.

  The Company has been advised by the Representative that the Underwriters propose to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of   % of the principal amount of the
Debentures. The Underwriters may allow and dealers may re-allow a concession
not excess of   % of the principal amount of the Debentures to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

  Pursuant to the Purchase Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional $1,800,000 in aggregate principal amount of Debentures at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus, solely to cover over-allotments, if any.

  The Company and each of its directors and executive officers have agreed not to sell, offer to sell, grant an option for the sale of, or otherwise dispose of, (i) any debt securities similar to the Debentures or (ii) any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a